Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of June 20, 2023, by and between Kevin Myers (the “Executive”) and AiAdvertising, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to continue to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Subject to Section 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the period beginning on January 1, 2023 (the “Effective Date”) through December 31, 2023 (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 90 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Product & Marketing Officer of the Company, reporting to Gerard Hug, Chief Executive Officer. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

3. Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located in San Antonio, Texas; provided that, the Executive may be required to travel on Company business during the Employment Term. The Executive may work remotely from the Executive’s residence in Scottsdale, Arizona, so long as doing so does not interfere with the Executive’s responsibilities under this Agreement; provided, that, subject to any health or safety concerns related to the COVID-19 pandemic or other similar extraordinary circumstances, the Executive shall be required to spend on average 7 days per month in the office.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $250,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may increase but not decrease the Executive’s base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2 Bonus.

(a) For each complete fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Executive’s annual target bonus opportunity shall be a minimum 50% of Base Salary (the “Target Bonus”), based on the achievement of Company performance goals established by the Compensation Committee of the Board (the “Compensation Committee”).

(b) The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable fiscal year.

(c) Except as otherwise provided in Section 5, (i) the Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted, and (ii) in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal year.

(d) The Executive shall be paid a one-time bonus of $50,000 payable on or before July 15, 2023.

4.3 Equity Awards. Executive may, at the sole discretion of the Board, receive awards pursuant to the Company’s 2021 Equity Incentive Plan.

4.4 SAAS Enabled Platform Bonus. Within five (5) business days of the successful delivery and Board approval of a fully functional SAAS enabled platform which enables customer login, personifies consumer data, personalizes ad creative and activates an omni-channel media strategy with real time performance reporting in order to help our clients drive business growth, Executive shall receive a one-time bonus in the amount of $100,000.

4.5 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.6 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.7 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to 20 days of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.8 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.9 Indemnification. The Company shall indemnify and hold the Executive harmless to the fullest extent applicable to any other officer or director of the Company for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.10 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5. Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 60 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Non-Renewal by the Executive, For Cause, or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon the Executive’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid within one (1) week following the date of the Executive’s termination;

(ii) any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the date of the Executive’s termination, which shall be paid on the otherwise applicable payment date; provided that, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then any such earned but unpaid Annual Bonus shall be forfeited;

(iii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of the Board of Directors;

(iii) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 10 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) a material reduction in the Executive’s Target Bonus opportunity;

(iii) a relocation of the Executive’s principal place of employment by more than 100 miles;

(iv) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(vi) the Company’s failure to nominate the Executive for election to the Board and to use its best efforts to have him elected and re-elected, as applicable;

(vii) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

(viii) a material adverse change in the reporting structure applicable to the Executive.

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 20 days of the initial existence of such grounds and the Company must have at least 20 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within 20 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

5.2 Non-Renewal by the Company, Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company’s failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6 of this Agreement and the agreements referenced therein and the Executive’s execution, within 21 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 21-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a) a lump sum payment equal to two (2) times the Executive’s Base Salary for the year in which the date of the Executive’s termination occurs, reduced for actual service performed from the Effective Date hereof down to a minimum period of twelve (12) full months or one (1) times Executive’s Base Salary, which shall be paid within 5 days following the date of the Executive’s termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(b) a payment equal to the product of (i) the Target Bonus and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year that includes the date of the Executive’s termination;

(c) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the date of the Executive’s termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(d) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the 2021 Equity Incentive Plan and the applicable award agreements.

5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii) a lump sum payment equal to the Pro-Rata Bonus, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year that includes the date of the Executive’s termination.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 16. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than 60 days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive’s employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.5 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Employee Confidentiality and Proprietary Rights Agreement.

7. Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive’s employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by American Arbitration Association and shall be conducted in San Antonio, Texas consistent with the rules of American Arbitration Association in effect at the time the arbitration is commenced. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective action or representative claims against each other in court, arbitration, or any other proceeding. Any arbitral award determination shall be final and binding upon the parties.

8. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Texas, county of Bexar. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

9. Entire Agreement. Unless specifically provided herein, this Agreement, together with the Employee Confidentiality and Proprietary Rights Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

11. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14. Section 409A.

14.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

14.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

14.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

15. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

16. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

AiAdvertising, Inc.

321 6th Street

San Antonio, TX 78215

Secretary

If to the Executive:

20400 N 93rd Place

Scottsdale, AZ 85255

17. Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

18. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AIADVERTISING, INC.

By	/s/ Gerard Hug
Name:	Gerard Hug
Title :	Chief Executive Officer

EXECUTIVE

Signature:	/s/ Kevin Myers
Print Name:	Kevin Myers